                                                                    Exhibit 99.3

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
                                   PARCHE, LLC
                         C/O RCG STARBOARD ADVISORS, LLC
                          666 THIRD AVENUE, 26TH FLOOR
                            NEW YORK, NEW YORK 10017

                                October __, 2007

____________________
____________________
____________________
____________________
____________________

                        Re:   LUBY'S, INC.

Dear ____________________:

      Thank you for  agreeing to serve as a nominee for election to the Board of
Directors of Luby's,  Inc.  ("Luby's") in connection with the proxy solicitation
that  Starboard  Value  and  Opportunity   Master  Fund  Ltd.  and  Parche,  LLC
(collectively,  the "Ramius Group") are considering  undertaking to nominate and elect  directors  at Luby's 2008 annual  meeting of  stockholders,  or any other
meeting  of   stockholders   held  in  lieu  thereof,   and  any   adjournments,
postponements,   reschedulings  or  continuations  thereof  (the  "Ramius  Group
Solicitation").  Your  outstanding  qualifications,  we  believe,  will  prove a valuable asset to Luby's and all of its stockholders. This letter will set forth the terms of our agreement.

      The members of the Ramius Group agree to jointly and  severally  indemnify and hold  you  harmless  against  any and all  claims  of any  nature,  whenever
brought,   arising   from  the  Ramius  Group   Solicitation   and  any  related
transactions,  irrespective of the outcome; PROVIDED, however, that you will not be entitled to  indemnification  for claims arising from your gross  negligence, willful misconduct, intentional and material violations of law, criminal actions or material breach of the terms of this agreement;  PROVIDED FURTHER,  that this indemnification  agreement and all of the Ramius Group's  obligations  hereunder shall not apply to any of your  actions or  omissions  as a director  of Luby's.
This  indemnification  will  include any and all losses,  liabilities,  damages, demands,  claims, suits, actions,  judgments, or causes of action,  assessments,
costs  and  expenses,   including,  without  limitation,   interest,  penalties,
reasonable  attorneys'  fees,  and any and all  reasonable  costs  and  expenses incurred in  investigating,  preparing  or  defending  against  any  litigation, commenced or  threatened,  any civil,  criminal,  administrative  or arbitration action, or any claim  whatsoever,  and any and all amounts paid in settlement of any claim or litigation asserted against,  resulting,  imposed upon, or incurred or suffered by you,  directly or indirectly,  as a result of or arising from the
Ramius Group Solicitation and any related transactions (each, a "Loss").

      In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss,  you shall give the Ramius Group prompt  written notice of such claim or Loss  (provided  that failure to promptly  notify the Ramius Group shall not  relieve  us from any  liability  which we may have on account of this
Agreement, except to the extent we shall have been materially prejudiced by such failure). Upon receipt of such written notice, the Ramius Group will provide you with counsel to represent  you. Such counsel  shall be reasonably  acceptable to you. In addition, you will be reimbursed promptly for all Losses suffered by you and as  incurred  as provided  herein.  The Ramius  Group may not enter into any settlement of loss or claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

      You  hereby  agree to keep  confidential  and not  disclose  to any party, without  the  consent of the Ramius  Group,  any  confidential,  proprietary  or non-public  information  (collectively,  "Information") of the Ramius Group, its affiliates  or  members  of its  Schedule  13D group  which you have  heretofore obtained or may obtain in connection  with your service as a nominee  hereunder.
Notwithstanding  the foregoing,  Information  shall not include any  information that is publicly disclosed by the Ramius Group, its affiliates or members of its
Schedule  13D  group or any  information  that you can  demonstrate  is now,  or hereafter  becomes,  through no act or  failure  to act on your part,  otherwise generally known to the public.

      Notwithstanding  the  foregoing,  if you are required by  applicable  law, rule,  regulation  or legal  process to disclose any  Information  you may do so provided  that you first  promptly  notify the  Ramius  Group so that the Ramius
Group or any member  thereof may seek a  protective  order or other  appropriate remedy or, in the Ramius  Group's sole  discretion,  waive  compliance  with the terms of this  Agreement.  In the event that no such  protective  order or other remedy is obtained or the Ramius Group does not waive  compliance with the terms of this Agreement,  you may consult with counsel at the cost of the Ramius Group and you may furnish only that portion of the  Information  which you are advised by counsel is legally  required to be so disclosed and you will request that the party(ies) receiving such Information maintain it as confidential.

      All  Information,  all copies thereof,  and any studies,  notes,  records, analysis,  compilations  or other  documents  prepared  by you  containing  such
Information,  shall be and remain the property of the Ramius Group and, upon the request of a representative  of the Ramius Group, all such information  shall be returned  or,  at the  Ramius  Group's  option,  destroyed  by  you,  with  such destruction confirmed by you to the Ramius Group in writing.

      This  letter  agreement  shall be governed by the laws of the State of New
York, without regard to the principles of the conflicts of laws thereof.

                               *        *        *

      If you agree to the  foregoing  terms,  please sign below to indicate your acceptance.

                                          Very truly yours,

                                          STARBOARD VALUE AND OPPORTUNITY MASTER
                                          FUND LTD.

                                          By: RCG Starboard Advisors, LLC,
                                              its investment manager

                                          By:
                                              ----------------------------------
                                          Name:
                                          Title: Authorized Signatory

                                          PARCHE, LLC

                                          By: RCG Starboard Advisors, LLC,
                                              its managing member

                                          By:
                                              ----------------------------------
                                          Name:
                                          Title: Authorized Signatory

ACCEPTED AND AGREED:

---------------------------